UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Alignment Healthcare, Inc.
(Name of Issuer)

Class A common stock, par value $0.001 per share
(Title of Class of Securities)

01625V104
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 01625V104	SCHEDULE 13G	Page 2 of 22

1	NAME OF REPORTING PERSON General Atlantic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01625V104	SCHEDULE 13G	Page 3 of 22

1	NAME OF REPORTING PERSON General Atlantic Partners 95, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01625V104	SCHEDULE 13G	Page 4 of 22

1	NAME OF REPORTING PERSON GAPCO GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01625V104	SCHEDULE 13G	Page 5 of 22

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 01625V104	SCHEDULE 13G	Page 6 of 22

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 01625V104	SCHEDULE 13G	Page 7 of 22

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 01625V104	SCHEDULE 13G	Page 8 of 22

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01625V104	SCHEDULE 13G	Page 9 of 22

1	NAME OF REPORTING PERSON General Atlantic (SPV) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 01625V104	SCHEDULE 13G	Page 10 of 22

1	NAME OF REPORTING PERSON GAPCO Management GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 01625V104	SCHEDULE 13G	Page 11 of 22

1	NAME OF REPORTING PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01625V104	SCHEDULE 13G	Page 12 of 22

1	NAME OF REPORTING PERSON General Atlantic (ALN HLTH), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 60,993,323
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 60,993,323
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,993,323
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 32.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 01625V104	SCHEDULE 13G	Page 13 of 22

Item 1.	(a)	NAME OF ISSUER

Alignment Healthcare, Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

1100 W. Town and Country Road, Suite 1600, Orange, CA 92868

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	General Atlantic, L.P. (“GA LP”)

(ii)	General Atlantic Partners 95, L.P. (“GAP 95”);

(iii)	GAPCO GmbH & Co. KG (“GAPCO GmbH”);

(iv)	GAP Coinvestments III, LLC (“GAPCO III”);

(v)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(vi)	GAP Coinvestments V, LLC (“GAPCO V”);

(vii)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”);

(viii)	General Atlantic (SPV) GP, LLC (“GA SPV”);

(ix)	GAPCO Management GmbH (“GAPCO Management”)

(x)	General Atlantic GenPar, L.P. (“GA GenPar”)

(xi)	General Atlantic (ALN HLTH), L.P. (“GA ALN”);

GA 95, GAPCO GmbH, GAPCO III, GAPCO IV, GAPCO V, and GAPCO CDA are collectively referred to as the “GA Funds.”

CUSIP No. 01625V104	SCHEDULE 13G	Page 14 of 22

(b)	ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of GA LP, GAP 95, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA SPV, GA GenPar, and GA ALN is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The address of GAPCO GmbH and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 München, Germany.

(c)	CITIZENSHIP

(i)	GA LP - Delaware

(ii)	GAP 95 - Delaware

(iii)	GAPCO GmbH - Germany

(iv)	GAPCO III - Delaware

(v)	GAPCO IV - Delaware

(vi)	GAPCO V - Delaware

(vii)	GAPCO CDA - Delaware

(viii)	GA SPV - Delaware

(ix)	GAPCO Management - Germany

(x)	GA GenPar - Delaware

(xi)	GA ALN - Delaware

(d)	TITLE OF CLASS OF SECURITIES

Common stock, par value $0.001 per share (the “common stock”).

(e)	CUSIP NUMBER

01625V104

CUSIP No. 01625V104	SCHEDULE 13G	Page 15 of 22

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP

As of December 31, 2022, the Reporting Persons owned the following number of the Company’s common stock:

(i)	GA LP owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(ii)	GAP 95 owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(iii)	GAPCO GmbH owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(iv)	GAPCO III owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(v)	GAPCO IV owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(vi)	GAPCO V owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(vii)	GAPCO CDA owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(viii)	GA SPV owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(ix)	GAPCO Management owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(x)	GA GenPar owned of record no shares of common stock or 0.0% of the issued and outstanding shares of common stock

(xi)	GA ALN owned of record 60,993,323 shares of common stock or 32.6% of the issued and outstanding shares of common stock

CUSIP No. 01625V104	SCHEDULE 13G	Page 16 of 22

The GA Funds share beneficial ownership of the shares of common stock held by GA ALN. The general partner of GA ALN is GA SPV. The general partner of GAP 95 is GA GenPar and GA GenPar is ultimately controlled by GA LP. The general partner of GAPCO GmbH is GAPCO Management. GA LP, which is controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”), is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and GA GenPar, and the sole member of GA SPV. There are nine members of the Management Committee. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares that each owns of record. Each of the members of the Management Committee disclaims ownership of the shares of common stock reported herein except to the extent that he has a pecuniary interest therein. The name, the address and the citizenship of each of the members of the Management Committee as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:
By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 60,993,323 shares of common stock.

Percentage Owned:

All calculations of percentage ownership herein are based on an aggregate of 187,260,981 shares of common stock reported by the Company to be outstanding, as reflected in the Company's Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 3, 2022.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:
(i) Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the shares of common stock as indicated on such Reporting Person’s cover page included herein.

(ii) Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 60,993,323 shares of common stock that may be deemed to be owned beneficially by each of them.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP No. 01625V104	SCHEDULE 13G	Page 17 of 22

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 01625V104	SCHEDULE 13G	Page 18 of 22

Exhibit Index

Exhibit 1	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (previously filed).

CUSIP No. 01625V104	SCHEDULE 13G	Page 19 of 22

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2023

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 95, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO GmbH & CO. KG

By:	GAPCO MANAGEMENT GmbH., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 01625V104	SCHEDULE 13G	Page 20 of 22

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 01625V104	SCHEDULE 13G	Page 21 of 22

GENERAL ATLANTIC (SPV) GP, LLC

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO MANAGEMENT GmbH.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 01625V104	SCHEDULE 13G	Page 22 of 22

GENERAL ATLANTIC (ALN HLTH), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

SCHEDULE A

Members of the GA Management Committee (as of the date hereof)

Name	Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martín Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
N. Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Hong Kong SAR